Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 28, 2013, with respect to the consolidated financial statements of Yadkin Valley Financial Corporation as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports are incorporated by reference in this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement, and to the reference to our firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 18, 2013